NEWS RELEASE                                        [NORTEL NETWORKS LOGO]

www.nortelnetworks.com

FOR IMMEDIATE RELEASE                               JUNE 7, 2002


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Business Media:                                     Investors:
David Chamberlin                                    888-901-7286
972-685-4648                                        905-863-6049
ddchamb@nortelnetworks.com                          investor@nortelnetworks.com

NORTEL NETWORKS TO RAISE NET PROCEEDS OF APPROXIMATELY US$1.3 BILLION THROUGH OFFERINGS OF EQUITY UNITS AND COMMON SHARES

TORONTO - Nortel Networks* Corporation [NYSE/TSX: NT] today announced two concurrent public offerings of 25,000 equity units(a) and 550 million of its common shares. The offerings were priced after the close of trading yesterday at US$28,571 per equity unit (including US$22,542.53 per prepaid forward purchase contract of Nortel Networks) and US$1.41 per common share, respectively, and are expected to result in net aggregate proceeds to Nortel Networks of approximately US$1.3 billion. This reflects an approximately US$500 million increase in the size of the expected net proceeds to Nortel Networks of the offerings. The underwriters have also been granted options, exercisable within 30 days, to purchase up to an additional 3,750 prepaid forward purchase contracts and 82.5 million common shares in each case to cover any over-allotments.

The proceeds to Nortel Networks of the offerings will be used for general corporate purposes, or advanced to or otherwise invested in its subsidiaries to be used for general corporate purposes. The closings of the two offerings are scheduled for June 12, 2002 and are not conditioned on each other.

In the United States and Canada, the securities are being offered pursuant to prospectus supplements and accompanying prospectuses related to shelf registration filings made with the United States Securities and Exchange Commission and the Canadian securities authorities.

Credit Suisse First Boston, JP Morgan and Salomon Smith Barney are joint book-running managers of the equity unit offering. Credit Suisse First Boston and RBC Capital Markets are joint book-running managers of the common share offering.

This press release does not constitute an offer to sell or the solicitation of any offer to buy nor will there be any sale of these securities in any state, province or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state, province or jurisdiction. The offerings may be made only by means of prospectus supplements and accompanying prospectuses, copies of which may be obtained from Credit Suisse First Boston, JP Morgan and Salomon Smith Barney with respect to the equity unit offering and Credit Suisse First Boston and RBC Capital Markets with respect to the common share offering.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Metro and Enterprise Networks, Wireless Networks and Optical Long Haul Networks. As a global company, Nortel Networks does business in more than 150 countries.

(a) Each equity unit will initially evidence its holder's ownership of: (i) a prepaid forward purchase contract to receive Nortel Networks common shares; and
(ii) zero-coupon treasury securities issued by the United States government. The settlement date for each purchase contract will be August 15, 2005, subject to acceleration or early settlement in certain cases. The aggregate number of Nortel Networks common shares issuable on the settlement date will be between 422 million and 507 million, subject to adjustment in some circumstances, depending on the average of the closing prices of Nortel Networks common shares on the New York Stock Exchange during a defined period before the settlement date.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow, the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in our credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel Networks, the Nortel Networks logo and the Globemark are trademarks of Nortel Networks.